Exhibit 7

                   Opinion and Consent of Susan E. Schechter, Esq.


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To Whom It May Concern:

        As Counsel to the depositor, I have participated in the development of and am familiar with the policies which are the subject of the above-captioned Registration Statement on Form S-6.

        In connection with the opinion, I have reviewed the policies, the Registration Statement, the Charter and By-Laws of the company, relevant proceedings of the Board of Directors, and the provisions of New York insurance law relevant to the issuance of the policies.

        Based upon this review, I am of the opinion that the policies, when issued, will be validly issued, and will constitute a legal and binding obligation of Phoenix Home Life Mutual Insurance Company.

        I hereby consent to the reference to my name under the caption "Legal Matters" in the Prospectus contained in Post-Effective Amendment No. 8 to the Registration Statement on Form S-6 (File No. 333-23171) filed by Phoenix Home Life Variable Universal Life Account with the Securities and Exchange Commission under the Securities Act of 1933.


                                    Very truly yours,



Dated :  February 14, 2001          /s/ Susan E. Schechter
                                    ------------------------------
                                    Susan E. Schechter, Counsel
                                    Phoenix Home Life Mutual Insurance Company